Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-140701, 333-149237, 333-159306, 333-165144, 333-172492) pertaining to the 2006 Compensation Incentive Plan of Allot Communications Ltd., of our report dated April 17, 2012, with respect to the consolidated financial statements of Allot Communications Ltd. included in its annual report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel
April 17, 2012